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                                                                  EXHIBIT (j)(1)

                        CONSENT OF INDEPENDENT AUDITORS

The Managing General Partners
Van Kampen Exchange Fund (A California Limited Partnership)

     We consent to the use in this Post-Effective Amendment No. 22 to the Registration Statement No. 811-2611 filed under the Investment Company Act of 1940 for Van Kampen Exchange Fund, a California limited partnership, on Form N-1A of our reported dated February 16, 2001, appearing in the Annual Report to Partners for the year ended December 31, 2000 and to the reference to us under the heading "Investment Advisory and Other Services" in the Statement of Additional Information, which is part of such Registration Statement.

                                          /s/ Deloitte & Touche LLP

Chicago, Illinois
April 26, 2001